UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2017

NxSTAGE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Merrimack Street, Lawrence, MA		01843
(Address of principal executive offices)		(Zip Code)

(978) 687-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On August 7, 2017, NxStage Medical, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Fresenius Medical Care Holdings, Inc., a New York corporation (“Parent”), and Broadway Renal Services, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving as a wholly-owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.001 per share (each, a “Company Share”) (excluding Company Shares (i) held by the Company (or held in the Company’s treasury), (ii) held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent, or (iii) held by stockholders who properly exercise and perfect their respective demands for appraisal of such Company Shares and have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL) will be canceled and converted into the right to receive an amount in cash equal to $30.00 per Company Share, without interest thereon and subject to any applicable withholding of taxes (the “Merger Consideration”).

Immediately prior to, and contingent upon, the Effective Time, each outstanding Company stock option, Company restricted stock unit, Company restricted share and Company performance share (collectively, the “Company Equity Awards”) will vest in full (in the case of Company performance shares, with applicable performance conditions deemed satisfied at maximum levels) and will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration in respect of each Company Share underlying such Company Equity Award (net of the applicable exercise price, in the case of Company stock options), without interest thereon and subject to any applicable withholding of taxes.

The consummation of the Merger is conditioned on: (i) adoption of the Merger Agreement by holders of at least a majority of the issued and outstanding Company Shares (“Company Shareholder Approval”), (ii) the absence of any governmental order or law preventing the Merger or making the consummation of the Merger illegal, (iii) receipt of regulatory approvals, including the expiration or termination of the applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and antitrust notification and approvals in Germany and (iv) other customary closing conditions.

The Merger Agreement generally requires each party to use its reasonable best efforts to take all actions necessary to obtain all consents and clearances required under any antitrust law, except that Parent is not required (i) to litigate against a governmental entity or (ii) to divest or to take any other actions with respect to any assets or business of Parent or any of its subsidiaries or the Company, other than, if necessary to obtain antitrust clearances, with respect to certain Company assets. The Company or Parent may terminate the Merger Agreement if the Merger is not consummated by August 7, 2018 (the “End Date”), which date may be extended, in the sole discretion of Parent, (A) for 90 days, if antitrust approval remains outstanding, but all other closing conditions described in the Merger Agreement have otherwise been satisfied or waived to the extent possible before the Effective Time, and (B) for an additional 90 days, if antitrust approval remains outstanding after the expiration of the first extension and Parent is engaged in litigation with a governmental entity regarding antitrust clearance (provided that if (x) Parent voluntarily withdraws from such litigation and, at the time of such withdrawal, such litigation has not been conclusively resolved in a manner that permits consummation of the Merger or (y) such litigation has been definitively concluded in a manner that does not permit the consummation of the Merger, the date of such cessation or definitive conclusion shall become the End Date). The Merger Agreement provides that Parent will pay to the Company a termination fee of $100 million (the “Reverse Termination Fee”) if the Merger Agreement is terminated by the Company or Parent (i) if the End Date and any applicable extension has passed or (ii) if a court or other governmental entity issues a final, nonappealable order or takes any other action that permanently prohibits the Merger from taking place or makes the consummation of the Merger otherwise illegal (in each case because approval under applicable antitrust laws remains the only unsatisfied closing condition).

The Merger Agreement also includes customary termination provisions for both the Company and Parent, subject, in certain circumstances, to the payment by the Company of a termination fee of $60 million (the “Termination Fee”). Circumstances in which the Termination Fee would be required to be paid include if the Merger Agreement is terminated (i) by Parent following (x) a change of recommendation in favor of the Merger by the board of directors of the Company (the “Board”) (or a failure by the Board to reaffirm such recommendation in response to a competing proposal), or (y) a willful breach by the Company of its non-solicitation obligations, (ii) by the Company in order to enter into an acquisition agreement related to a “Company Superior Proposal” (as defined in the Merger Agreement) or (iii) (x) because the End Date has passed, the Company has breached a representation or warranty, or the Company Shareholder Approval has not been obtained, in each case as permitted by the Merger Agreement, (y) after an alternative acquisition proposal has been publicly made and not publicly withdrawn at least ten days prior to the termination, and (z) within 12 months following such termination, the Company enters into a alternative acquisition agreement or an alternative acquisition is consummated; provided that, in the case of clause (iii), the Company shall not be required to pay the Termination Fee if the Merger Agreement is terminated due to failure to obtain required antitrust approvals by the End Date and Parent is required to pay the Reverse Termination Fee.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent, and Merger Sub. The Company has agreed to use its commercially reasonable efforts to operate its business in all material respects in the ordinary course between the execution of the Merger Agreement and the Effective Time. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to any such proposals, subject to a customary “fiduciary out” provision that allows the Company under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals if the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) such proposal constitutes or is reasonably expected to lead to a Company Superior Proposal and (ii) the failure to do so would be inconsistent with the Board’s fiduciary duties to the Company’s stockholders.

The Board has unanimously (i) determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable the Merger Agreement and the Merger in accordance with the DGCL, and (iii) resolved to recommend that the stockholders of the Company vote to adopt the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement is attached as Exhibit 2.1 to provide investors and the Company’s stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Merger Sub or Parent or any of their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s or Parent’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of the Company, Merger Sub or Parent or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that the Company and Parent publicly file with the Securities and Exchange Commission (the “SEC”). The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Item 2.02 Results of Operations and Financial Condition.

On August 7, 2017, the Company issued a press release announcing its financial results for the quarter ended June 30, 2017, which is furnished as Exhibit 99.1 to this report. The information set forth in this Item 2.02 and in the press release field as Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2017, in connection with entering into the Merger Agreement, the Compensation Committee of the Board (the “Compensation Committee”) acted with respect to outstanding performance shares awarded under the Company’s Amended and Restated 2014 Omnibus Incentive Plan to provide that any applicable performance conditions associated with any such performance shares will be deemed to have been achieved at maximum performance levels in connection with the vesting of such performance shares.

On August 5, 2017, in connection with entering into the Merger Agreement, the Company entered into amendments to its employment agreements with Jeffrey H. Burbank, the Company’s Chief Executive Officer, and Joseph E. Turk, Jr., the Company’s President. The amendments provide that during and for 12 months following termination of employment, such officer will not compete with the Company or solicit the Company’s employees or encourage any customers or suppliers of the Company’s business to terminate or alter their relationship with the Company. The amendments also provide that prior to a change of control each executive would be entitled to an increased severance payment equal to (i) in the case of Mr. Burbank, two times his current base salary and two times his target bonus for the then-current year and (ii) in the case of Mr. Turk, 1.5 times his current base salary and 1.5 times his target bonus for the current year. In addition, following a change of control (or in the event of a termination without cause occurring within the 3 months prior to the public announcement of the change of control), Mr. Turk would be entitled to severance payments equal to 1.5 times his current base salary and 1.5 times his target bonus for the then-current year (or, if greater, 1.5 times the annual bonus paid to him for the preceding fiscal year). All other terms of Mr. Burbank’s and Mr. Turk’s employment agreements remain unchanged. The amendments to the employment agreements with Mr. Burbank and Mr. Turk were approved by the Compensation Committee and the description of such amendments is qualified in its entirety by reference to the agreements filed herewith as Exhibits 10.1 and 10.2, which are incorporated herein by reference).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 5, 2017, the Board amended and restated the Company’s Amended and Restated By-Laws (as amended, the “By-Laws”). The By-Laws include a new Article VI, which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, or a claim for aiding and abetting any such breach, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Company’s Certificate of Incorporation or the By-laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. If the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the State of Delaware shall be the sole and exclusive forum for the matters described in clauses (i) through (iv) above. The new Article VI also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the new provision and waived any argument relating to the inconvenience of the forums referenced above in connection with any matter described in clauses (i) through (iv) above.

A copy of the By-Laws, marked to show changes from the Company previously effective by-laws, as amended prior to August 5, 2017, is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The foregoing description of the By-Laws is qualified in its entirety by reference to the full text of the By-Laws.

Item 7.01 Regulation FD Disclosure

On August 7, 2017, the Company and Parent issued a joint press release announcing the Merger Agreement, a copy of which is filed as Exhibit 99.2.The information set forth in this Item 7.01 and in the press release filed as Exhibit 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Important Information for Investors and Security Holders

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with a wholly-owned subsidiary of Parent. In connection with the proposed merger, The Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of a definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC or by sending a request to the Company’s Investor Relations Department at NxStage Medical, Inc., 350 Merrimack St., Lawrence, MA 01843.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2017. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of August 7, 2017, by and among Fresenius Medical Care Holdings, Inc., Broadway Renal Services, Inc., and NxStage Medical, Inc.*

3.1	Second Amended and Restated By-Laws of NxStage Medical, Inc.

10.1	Third Amendment to Employment Agreement, dated August 5, 2017, between the Company and Jeffrey H. Burbank.

10.2	Third Amendment to Employment Agreement, dated August 5, 2017, between the Company and Joseph E. Turk, Jr.

99.1	Press Release dated August 7, 2017 issued by NxStage Medical, Inc.

99.2	Joint Press Release dated August 7, 2017 issued by NxStage Medical, Inc. and Fresenius Medical Care Holdings, Inc.

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
By:	/s/ Jeffrey H. Burbank
Name:	Jeffrey H. Burbank
Title:	Chief Executive Officer

Date: August 7, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of August 7, 2017, by and among Fresenius Medical Care Holdings, Inc., Broadway Renal Services, Inc., and NxStage Medical, Inc.*

3.1	Second Amended and Restated By-Laws of NxStage Medical, Inc.

10.1	Third Amendment to Employment Agreement, dated August 5, 2017, between the Company and Jeffrey H. Burbank.

10.2	Third Amendment to Employment Agreement, dated August 5, 2017, between the Company and Joseph E. Turk, Jr.

99.1	Press Release dated August 7, 2017 issued by NxStage Medical, Inc.

99.2	Joint Press Release dated August 7, 2017 issued by NxStage Medical, Inc. and Fresenius Medical Care Holdings, Inc.

*	The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.